EXHIBIT 8.2



October 22, 1998

Board of Directors
Revere Federal Savings and
  Loan Association
310 Broadway
Revere, MA  02151

Board of Directors
RFS Bancorp, Inc.
310 Broadway
Revere, MA  02151

Board of Directors
Revere, MHC
310 Broadway
Revere, MA  02151

Ladies and Gentlemen:

This letter constitutes our opinion as to certain Massachusetts income tax consequences of the reorganization of Revere Federal Savings and Loan Association ("Mutual Bank" and sometimes "Bank" prior to Conversion, "Stock Bank" and sometimes "Bank" post Conversion) and the concurrent issuance of forty-seven percent (47%) of its common stock by RFS Bancorp, Inc. (Stock Company) to persons other than Revere, M.H.C. (Mutual Company), the mutual holding company parent of RFS Bancorp, Inc.

The opinions contained herein are based solely on the plan of reorganization and stock issuance adopted by the board of directors of Mutual Bank and information set forth in the registration statement filed with the Securities and Exchange Commission by Stock Company on September 9, 1998.

                 PLAN OF REORGANIZATION AND STOCK ISSUANCE PLAN

The board of directors of the Bank unanimously adopted the Plan of Reorganization and Stock Issuance Plan on January 21, 1998. The Plan has been approved by the Office of Thrift Supervision. Pursuant to the Plan, the Bank will reorganize into what is known as a "two-tier" mutual holding company structure. It is a two-tier structure because it will have two levels of holding companies: a "mid-tier" stock holding company and a "top-tier" mutual holding company.

Under the provisions of the Plan, the reorganization will be effected as follows:

(1) Mutual Bank will organize Mutual Company which will initially be organized in stock form and initially exist as Mutual Bank's wholly-owned subsidiary.

(2) Mutual Company will organize two wholly-owned subsidiaries: Stock Company and an interim stock savings bank.


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(3) The following events will occur simultaneously:

     (A) Mutual Bank will exchange its charter for a federal stock savings bank charter. (The Conversion)

     (B) The interim bank will merge with and into Stock Bank which will be the surviving corporation.

     (C) Mutual Company will cancel its stock and exchange its charter and thereby become a mutual holding company the members of which will be the former depositors in and borrowers of Mutual Bank immediately prior to these transactions. As a mutual entity, Mutual Company will have no authorized capital stock. As a result of the merger and charter exchanges, Stock Bank will become a wholly-owned subsidiary of Mutual Company and the so-called mutual company members will hold interests in Mutual Company comparable to the interests they previously held in Mutual Bank.

(4) Mutual Company will then contribute all of the stock of Stock Bank to Stock Company.

As a result of these transactions, Stock Bank will be a wholly-owned subsidiary of Stock Company and Stock Company will be a wholly-owned subsidiary of Mutual Company. In substance, upon the Conversion, the Mutual Bank Members will constructively receive the stock of Stock Bank and will then exchange such stock for membership interests in Mutual Company. The Conversion is intended to be a tax-free reorganization under Section 368(a)(1)(F) of the Internal Revenue Code of 1986 (the "Code"), and the Exchange is intended to be a tax-free exchange under Code Section 351.

Concurrently with the Reorganization, Stock Company will issue between 807,500 and 1,256,374 shares of its common stock in the reorganization. Fifty-three percent (53%) of these shares (or between 427,975 and 665,878 shares) will be issued to Mutual Company and forty-seven percent (47%) (or between 379,525 and 590,496 shares) will be sold to certain eligible persons and possibly the public.

Subject to the limitations of the Stock Issuance Plan, shares of common stock are being offered in descending order of priority in the Subscription Offering to: (i) Eligible Account Holders; (ii) the ESOP; (iii) Supplemental Eligible Account Holders; and (iv) Other Members. Any shares of common stock that are not subscribed for in the Subscription Offering may be offered for sale in a Community Offering commencing concurrently with the commencement of the Subscription Offering and/or a Syndicated Community Offering.

Nontransferable subscription rights to subscribe for the purchase of common stock have been granted under the Stock Issuance Plan to the following above-noted persons in order of priority:

         Priority (1) -     Eligible Account Holders - Persons who had aggregate
                            deposit accounts of at least $50 with Mutual Bank on December 31, 1996.

         Priority (2) -     Tax-Qualified  Employee Stock Benefit Plans of Stock
                            Company.

         Priority (3) -     Supplemental  Eligible Account Holders - Persons who
                            had aggregate deposit accounts of at least $50 with Bank on September 30, 1998.

         Priority (4) -     Other  Members - Persons with account  balances with
                            bank as of the Voting Record Date.


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



              FEDERAL INCOME TAX CONSEQUENCES OF THE REORGANIZATION

Bank has received (or will receive) a federal tax opinion from Thacher, Proffitt & Woods that, for federal income tax purposes, under current law:

     (1) The Conversion of Bank will constitute a reorganization under Section 368(a)(1)(F) of the Internal Revenue Code, and that Bank (in either its status as a mutual bank or stock bank) will recognize no gain or loss as a result of the Reorganization.

     (2) The basis of each asset of Mutual Bank held by Stock Bank immediately after the Conversion will be the same as Mutual Bank's basis for such asset immediately prior to the Conversion.

     (3) The holding period of each asset of Mutual Bank held by Stock Bank immediately after the Conversion will include the period during which such asset was held by Mutual Bank prior to the Conversion.

     (4) For purposes of Section 381(b) of the Internal Revenue Code, Stock Bank will be treated as if there had been no reorganization and, accordingly, the taxable year of Mutual Bank will not end on the effective date of the Reorganization and the tax attributes of Mutual Bank (subject to application of Sections 381, 382 and 384 of the Internal Revenue Code), including Mutual Bank's bad debt reserves and earnings and profits, will be taken into account by Stock Bank as if the reorganization had not occurred.

     (5) Mutual Bank members will recognize no gain or loss upon their constructive receipts of shares of common stock of Stock Bank solely in exchange for their interest (i.e., liquidation and voting rights) in Mutual Bank.

     (6) A Mutual Bank Member's basis in the shares of Stock Bank common stock constructively received in the Conversion will be the same as the basis of the Mutual Bank interest constructively surrendered in exchange therefore.

     (7) A Mutual Bank Member's holding period for the shares of Stock Bank common stock constructively received in the Conversion will include the holding period of the Mutual Bank interest constructively surrendered in exchange therefor.

     (8) No gain or loss will be recognized by depositors of Mutual Bank upon the issuance to them of deposits in Stock Bank in the same dollar amount as their deposits in Mutual Bank.

     (9)  The  exchange  will qualify as an exchange of property for stock under
          Section 351 of the Internal Revenue Code.

     (10) The shareholders of Stock Bank (the former Mutual Bank Members) will recognize no gain or loss upon the transfer to Mutual Company of the shares of common stock of Stock Bank they constructively received in the Conversion in exchange for interests (i.e., liquidation and voting rights) in Mutual Company.

     (11) The basis of the interest in Mutual Company received by each shareholder of Stock Bank in exchange for such shareholder's shares of Stock Bank common stock will be equal to the basis of such shares of Stock Bank common stock.


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



     (12) The holding period of the interest in Mutual Company received by each shareholder of Stock Bank will, as of the date of the Exchange, be the same as the holding period of the shares of Stock Bank common stock transferred in exchange therefor, provided such shares of Stock Bank common stock were held as a capital asset on the date of the Exchange.

     (13) Mutual Company will recognize no gain or loss upon its receipt from the shareholders of Stock Bank of shares of Stock Bank common stock in exchange for interests in Mutual Company.

     (14) Mutual Company's basis for each share of Stock Bank common stock received from a shareholder of Stock Bank in exchange for an interest in Mutual Company will be equal to the basis of such share of common stock in the hands of such Stock Bank shareholders.

     (15) Mutual Company's holding period for each share of Stock Bank common stock received from a shareholder of Stock Bank in exchange for an interest in Mutual Company will, as of the date of the Exchange, be the same as the holding period of such shares in the hands of such Stock Bank shareholder.

     (16) No gain or loss will be recognized by Stock Company upon the sale of Common Stock in the Offering under the Stock Issuance Plan.

     (17) No gain or loss will be recognized by Eligible Account Holders or Supplemental Eligible Account Holders upon the distribution to them of nontransferable subscription rights to purchase shares of common stock in the Offering, provided that the amount paid for such shares is equal to the fair market value of such shares.

     (18) The basis to the shareholders of shares of common stock purchased in the Offering pursuant to such subscription rights will be the amount paid therefor and the holding period for such shares will begin on the date on which such subscription rights are exercised.

Bank has also received (or will receive) an opinion from RP Financial that the subscription rights issued in connection with the Reorganization will have no value.

                                   DISCUSSION

                        FINANCIAL INSTITUTION EXCISE TAX

Bank is a federally chartered mutual savings and loan association subject to the Massachusetts financial institutions excise tax under Massachusetts General Law, Chapter 63, Sections 1,2,2A and 7. After conversion to a federally chartered stock savings and loan association, Bank will be subject to the same excise tax provisions as prior to conversion. Stock Company will be a federally chartered corporation also subject to Massachusetts General Law, Chapter 63, Sections 1,2,2A and 7 or the excise imposed under Section 38B(b) if Stock Company is classified as a security corporation pursuant to the provisions of that section. Mutual Company will be a federally chartered mutual holding company also subject to the same financial institution excise tax. The ESOP Loan Subsidiary, if any, will also be subject to the Massachusetts financial institution excise tax.

The Massachusetts Financial Institution excise tax provides that banks and certain other corporations are taxed on net income as defined in Massachusetts General Law, Chapter 63, Section 1, which provides that net income is equal to gross income other than ninety-five percent of dividends received in any taxable year beginning on or after January first, nineteen hundred and ninety-nine from or on account of


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



the  ownership of any class of stock if the financial  institution  owns fifteen
(15) percent or more of the voting stock of the institution paying the dividend, less the deductions, but not the credits allowable under the provisions of the Internal Revenue Code, as amended and in effect for the taxable year. For taxable years beginning on or after January first, nineteen hundred and ninety-nine, the provisions of Section 291 of said Code shall not apply; and the provisions of Sections 171(a(2) and 265 of said Code shall only apply to the extent that the income to which the deductions relate is excludable from gross income. Deductions with respect to the following items, however, shall not be allowed except as otherwise provided:

     (a)  dividends received, except as otherwise provided;

     (b)  losses sustained in other taxable years; or

     (c) taxes on or measured by income, franchise taxes measured by net income, franchise taxes for the privilege of doing business and capital stock taxes imposed by any state.

Pursuant to Massachusetts General Law Chapter 63, Section 1 for taxable years beginning on or after January 1, 1995, gross income is defined as "gross income under the provisions of the Federal Internal Revenue Code, as amended and in effect for the taxable year, plus the interest from bonds, notes and evidences of indebtedness of any state, including the Commonwealth (of Massachusetts)". Therefore, a transaction that is nontaxable for federal income tax purposes because it qualifies as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Federal Internal Revenue Code will also be nontaxable for Massachusetts financial Institution excise tax purposes by reason of the fact that the federal tax treatment is also applicable for Massachusetts excise tax purposes.

Although there is no case law nor regulations, announcements, or letter rulings issued by the Massachusetts Department of Revenue ("DOR") since the adoption of the revised definition of gross income, the DOR has issued numerous letter rulings regarding reorganizations under pre-1995 law. In several letter rulings, the DOR has ruled that no gain or loss should be recognized on transactions which qualify as reorganizations under Code Section 368(a).1 Other letter rulings have been issued which exclude from Massachusetts gross income or loss resulting from the conversion of a mutual savings or cooperative bank to a stock savings or cooperative bank.2

The letter rulings relating to the conversion from mutual to stock form of doing business specifically address the issue of whether or not the issuance of stock, under Section 1032 of the Code, creates income to the issuer. In all of the rulings, the DOR stated that no gain or loss should be recognized on the receipt of money in exchange for shares of common stock.3

Accordingly, no gain should be recognized by either Holding Company upon issuance of its shares to the public or by Bank upon issuance of its shares to Holding Company.

While the above rulings apply to pre-1995 tax law, the statutory definition of gross income under pre-1995 tax law was very broad to include gross income from all sources. Accordingly, it is our opinion that the conclusions reached by these rulings lend credence to our conclusion that a non taxable transaction for federal income tax purposes will also be non taxable for Massachusetts Financial Institution excise tax purposes.

----------
1    Massachusetts Letter Rulings 82-5, 83-53, 85-3, and 85-63.
2    Massachusetts Letter Rulings 84-11, 83-61, and 83-53.
3    Ibid.


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



It is the intent of management of Stock Company to obtain classification as a Massachusetts Security Corporation under Massachusetts Chapter 63, Section 38B(b) for Massachusetts corporation excise tax purposes, one of the requirements for obtaining as a Massachusetts Security Corporation is that the company be engaged "exclusively in buying, selling, dealing in, or holding securities its own behalf and not as a broker."4

Stock Company has been or will be authorized to loan money to the ESOP to be used for the purchase of Stock Company stock. The lending of money is an impermissible activity for Massachusetts Security Corporations5 and would result in disqualification as a Massachusetts Security Corporation. Such disqualification could result in additional taxes (net worth and/or income based) being incurred by Stock Company.

Management will represent to us that if it becomes necessary for the Stock Company to loan money to the ESOP, the Stock Company will create a newly formed subsidiary, ESOP Loan

Subsidiary. ESOP Loan Subsidiary will then loan the money to the ESOP plan; or, the ESOP may borrow from a third party creditor.

Massachusetts Letter Rulings 88-13 and 91-3 address the issues of whether bank holding companies and other corporations, respectively, were allowed to own wholly-owned subsidiaries and what their permissible activities would be. In both rulings, and particularly in the case of bank holding companies, corporations were given fairly broad powers to manage the investment in their wholly-owned subsidiaries provided they did not actually conduct a trade or business themselves.

Provided ESOP Loan Subsidiary is created in such a manner that the business of ESOP Loan Subsidiary can be managed by ESOP Loan Subsidiary and is not managed by Holding Company, the formation of ESOP Loan Subsidiary followed by the lending of money from ESOP Loan subsidiary to the ESOP plan should not violate the requirements necessary to obtain and retain Massachusetts Security Corporation Classification status for Holding Company.

                                     OPINION

Accordingly, based upon the facts and representations stated herein, it is the opinion of Shatswell, MacLeod & Company, P.C. regarding the Massachusetts income tax effect of the planned reorganization that:

     1) Provided that the Conversion qualifies as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Code, the Conversion will also qualify as a tax-free reorganization for Massachusetts corporation excise tax purposes (Massachusetts Letter Rulings, 84-11, 83-53, and 83-61).

     2) No gain or loss shall be recognized by the converted Bank or the Stock Company on the receipt by the Stock Bank of money from the Stock Company in exchange for shares of Stock Bank's capital stock or by the Stock Company upon the receipt of money from the sale of its Common Stock (Massachusetts Letter Ruling 87-11, Section 1032(a) of the Internal Revenue Code.

     3) The basis of the assets of Mutual Bank in the hands of Stock Bank after the conversion shall be the same as the basis of such assets in the hands of Mutual Bank immediately prior to the Conversion
          (Massachusetts Letter Ruling 84-11, Section 362(b) of the Internal Revenue Code).

----------
4    Massachusetts General Law, Chapter 63, Section 38B.
5    Massachusetts Directive 86-35.4)


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



          The holding period of the assets of Mutual Bank in the hands of Stock Bank shall include the period during which Mutual Bank held the assets (Section 1223(2) of the Internal Revenue Code and Massachusetts Letter Ruling 84-11).

     5) No gain or loss will be recognized by the Eligible Account Holders and the Supplemental Eligible Account Holders of the Bank on the constructive issuance to them of withdrawable deposit accounts in the Converted Bank plus interests in the liquidation account of the Converted Bank in constructive exchange for their deposit accounts in the Mutual Bank or to the other depositors on the issuance to them of withdrawable deposit accounts (Massachusetts Letter Ruling 84-11 and Section 354(a) of the Internal Revenue Code).

     6) Provided that the amount to be paid for such stock pursuant to the subscription rights is equal to the fair market value of the stock, no gain or loss will be recognized by Eligible Account Holders and supplemental Eligible Account Holders upon the distribution to them of the nontransferable subscription rights to purchase shares of stock in the Holding Company (Section 356(a) of the Internal Revenue Code and Massachusetts Letter ruling 84-11). Gain realized, if any, by the Eligible Account Holders and Supplemental Eligible Account Holders on the distribution to them of nontransferable subscription rights to purchase shares of Common Stock will be recognized but only in an amount not in excess of the fair market value of such subscription rights (Section 356(a) and Massachusetts Letter ruling 84-11). Eligible Account Holders and Supplemental Account Holders will not realize any taxable income as a result of the exercise by them of the nontransferable subscription rights (Massachusetts Letter ruling 84-11).

     7) The basis of the deposit accounts in Stock Bank to be received by the Eligible Account Holders and other depositors of Mutual Bank will be the same as the basis of their deposit accounts in Mutual Bank surrendered in exchange therefor (Section 358(a)(1) of the Internal Revenue Code and Massachusetts Letter Rulings 84-11 and 83- 61). The basis of the interests in the liquidation account of the Stock Bank to be received by the Eligible Account Holders of Mutual Bank shall be zero (Massachusetts Letter Rulings 84-11 and 83-61). The basis of the Stock Company Common Stock to its stockholders will be the purchase price thereof plus the fair market value, if any, of nontransferable subscription rights (Section 1012 of the Internal Revenue Code and Massachusetts Letter Rulings 84-11 and 83-61). Therefore, assuming the nontransferable subscription rights have no value, the basis of the Common Stock to the Eligible Account Holders and Supplemental Eligible Account Holders will be the amount paid therefor. The holding period of the Common Stock purchased pursuant to the exercise of subscription rights shall commence on the date on which the right to acquire such stock was exercised (Section 1223(6) of the Internal Revenue Code and Massachusetts Letter Rulings 84-11 and 83-61).

     8) Under MGL Chapter 63, Sections 1,2 and 7, Mutual Bank and Stock Bank will be treated as the same savings bank and as if the Conversion had not occurred (Massachusetts Letter Ruling 84-11). Therefore,

          a) the part of the current taxable year of Mutual Bank before the Conversion and the part of the current taxable year of the Stock Bank after the Conversion will constitute a single taxable year of Stock Bank;

          b) Stock Bank will succeed to and take into account the net operating income of Mutual Bank as of the date of the Conversion; and


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



          c) for the current taxable year, Stock Bank may claim as a credit any estimated tax payments under MGL Chapter 63, Section 2 made by Mutual Bank prior to the conversion.

     9) The lending of money from ESOP Loan Subsidiary to the ESOP plan will not prevent Stock Company from qualifying as a Massachusetts Security Corporation provided that Stock Company does not conduct any other activities deemed impermissible under MGL Chapter 63, Section 38B, and the various regulations, announcements and letter rulings issued by the Massachusetts Department of Revenue.

Our opinion under paragraph (6) above is predicated on the representation that no person shall receive any payment, whether in money or property, in lieu of the issuance of subscription rights. Our opinion under paragraphs (6) and (7) above assumes that the subscription rights to purchase shares of Common Stock received by Eligible Account Holders, Supplemental Eligible Account Holders and Other Members have a fair market value of zero. We understand that you have received an opinion from RP Financial that the subscription rights have no value. We express no opinion regarding the valuation of the subscription rights.

If the subscription rights are subsequently found to have a fair market value, income may be recognized by various recipients of the subscription rights (in certain cases. whether or not the rights are exercised) and Stock Company and/or the Converted Bank may be taxable on the distribution of the subscription rights.

Our opinion assumes that the conversion qualifies under Section 368(a) of the Internal Revenue Code as a tax-free reorganization. We understand that the federal tax opinion is being rendered by Thacher, Proffitt & Wood, Attorneys at Law. We express no opinion regarding whether or not the conversion qualifies as a tax-free reorganization under the Internal Revenue Code.

                                   CONCLUSION

The opinions contained herein are rendered only with respect to the specific matters discussed herein and we express no opinion with respect to any other legal, federal, sate, or local tax aspect of these transactions. This opinion is not binding upon any tax authority including the Massachusetts Department of Revenue or any court and no assurance can be given that a position contrary to that expressed herein will not be asserted by a tax authority.

In rendering our opinions we are relying upon the relevant provisions of the Internal Revenue Code of 1986, as amended, Massachusetts General Laws and the regulations, judicial and administrative interpretations thereof, all as of the date of this letter.

However, all of the foregoing authorities are subject to change or modification which can be retroactive in effect and, therefore, could also affect our opinions. We undertake no responsibility to update our opinion for any subsequent change or modification.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, Form SB-2, filed by Stock Company with the Securities Exchange Commission. We also consent to the references to our firm in the Prospectus contained in Form SB-2 under the captions: The Reorganization and the Offering "Federal and State Tax Consequences of the Reorganization" and "Legal and Tax Matters."

                                         Very truly yours,

                                         /s/ Shatswell, MMachead & Company, P.C.

APB:amm